News Release

For Immediate Release

Media:
For Legg Mason                            For Trian
Mary Athridge                                Anne Tarbell
+1 212-805-6035                            +1 212-451-3030
mkathridge@leggmason.com    atarbell@trianpartners.com

Investor Relations:
For Legg Mason
Alan Magleby
+1 410-454-5246
amagleby@leggmason.com

LEGG MASON APPOINTS NELSON PELTZ AND ED GARDEN OF TRIAN PARTNERS TO BOARD OF DIRECTORS

•	Trian to identify one additional independent director, to be approved by the Board, who will be added at Annual Meeting

•	Two additional independent directors to be added as part of ongoing Board refreshment

Baltimore, MD – May 20, 2019 – Legg Mason, Inc. (NYSE: LM) announced today that it has increased the size of its Board of Directors from 10 to 12 members and has appointed Nelson Peltz and Ed Garden of Trian Fund Management, L.P. (“Trian Partners”) to the Company’s Board of Directors, effective immediately. Mr. Peltz is Chief Executive Officer and a Founding Partner and Mr. Garden is Chief Investment Officer and a Founding Partner of Trian Partners. Trian Partners currently beneficially owns approximately 4.5% of Legg Mason's outstanding common stock.

Trian will also identify a third independent director candidate who, following Board approval, will be included as a director nominee on the slate of nominees recommended by the Board in the proxy statement for its upcoming Annual Meeting. Additionally, as part of its refreshment process, the Board will appoint or nominate for election at least two additional independent candidates at or in connection with the 2019 Annual Meeting of Stockholders. The three new independent directors will replace three incumbent directors, two of whom have reached the Company’s retirement age guidelines.

Joseph A. Sullivan, Legg Mason's Chairman and Chief Executive Officer, said, "We welcome Trian’s return as a significant Legg Mason shareholder and the addition of Nelson and Ed to our Board of Directors. Their experience in the asset management industry will be valuable as we pursue our common goal to increase value for Legg Mason clients and shareholders. We look forward to working closely and constructively with Nelson and Ed to achieve this objective.”

Mr. Peltz and Mr. Garden commented, “As one of the company’s largest shareholders, we know Legg Mason to be an industry leader consisting of a strong group of affiliate companies. We look forward to working again with Joe Sullivan and his team, together with a refreshed Board, to further build and

Brandywine Global • ClearBridge Investments • Clarion Partners • EnTrust Global • Martin Currie • QS Investors • RARE Infrastructure • Royce & Associates • Western Asset Management

News Release

execute on the company’s three most important priorities—significantly reducing costs, driving revenue growth organically and through acquisition, and increasing profitability. Consistent with our shared goal to create more long-term value for all Legg Mason stakeholders, we are excited to get started.”

Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Partners. He serves as the non-executive Chairman of The Wendy’s Company, and also serves on the boards of The Procter & Gamble Company, Sysco Corporation and The Madison Square Garden Company. He previously served as a director of Legg Mason from October 2009 to December 2014 and as a director of H. J. Heinz Company, Mondelēz International, Inc., Ingersoll-Rand plc and MSG Networks Inc. Mr. Peltz was recognized by The National Association of Corporate Directors in 2010 through 2012 as among the most influential people in the global corporate governance arena.

Mr. Garden has been Chief Investment Officer and a Founding Partner of Trian Partners since its November 2005 inception. He is currently a director of the General Electric Company and The Bank of New York Mellon Corporation from which board he will be stepping down next month in light of his new role at Legg Mason. Mr. Garden previously served as a director of The Wendy’s Company, Family Dollar Stores, Inc. and Pentair plc. In October 2014, Mr. Garden was named to CNBC’s Next List, composed of 100 next generation trailblazers expected to change the face of business over the next 25 years.

About Trian Fund Management, L.P.
Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian seeks to invest in high quality but undervalued public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic redirection, more efficient capital allocation and increased focus.

About Legg Mason
Guided by a mission of Investing to Improve Lives™, Legg Mason helps investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments. Legg Mason’s assets under management are $768 billion as of April 30, 2019. To learn more, visit our website, our newsroom, or follow us on LinkedIn, Twitter, or Facebook.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual report on Form 10-K for the fiscal year ended March 31, 2018 and, in the Company’s, quarterly reports on Form 10-Q.

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Brandywine Global • ClearBridge Investments • Clarion Partners • EnTrust Global • Martin Currie • QS Investors • RARE Infrastructure • Royce & Associates • Western Asset Management